Exhibit 99.1
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DREYER'S ANNOUNCES SHAREHOLDER APPROVAL OF THE NESTLE TRANSACTION

(Oakland, CA, March 20, 2003) - Dreyer's Grand Ice Cream, Inc. (Dreyer's, NNM:
DRYR) announced that its stockholders voted overwhelmingly today to approve the Agreement and Plan of Merger and Contribution (the Merger Agreement) among Dreyer's, Nestle Ice Cream Company, LLC (NICC), and Nestle Holdings, Inc. (Nestle) pursuant to which Nestle's U.S. frozen dessert business would be combined with that of Dreyer's. A Special Meeting of stockholders was held today with Dreyer's stockholders of record as of January 29, 2003 voting in person or by proxy for or against a proposal to approve and adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement.

Stockholders representing 35,002,344 outstanding common shares were eligible to vote at the meeting. 75.9 percent of the outstanding common stock, or 26,577,035 shares, were voted in person or by proxy at the meeting. 99.8 percent of the votes cast or 26,531,916 shares were voted to approve the Merger Agreement with 0.1 percent voting against the Merger Agreement and
0.1 percent abstaining.

The parties are still in discussion with the Federal Trade Commission to obtain regulatory clearance of the transactions contemplated by the Merger Agreement. Dreyer's reiterated its firm commitment to the Nestle transaction and its confidence that it will be able to consummate the Merger Agreement.


Upon completion of the transactions, Nestle will contribute 100 percent of its equity interest of (NICC) in exchange for approximately 55 million shares of a holding company, New December, Inc. (New Dreyer's), to be renamed "Dreyer's Grand Ice Cream Holdings, Inc." As a result, Nestle and its affiliates will own approximately 67 percent of New Dreyer's diluted common stock. New Dreyer's will hold 100 percent of the equity interest of both Dreyer's and NICC. Each share of Dreyer's common stock held by the public will be exchanged for a new share of stock of New Dreyer's that will permit its holders to sell some or all of their shares to New Dreyer's for $83 per share during specified periods in the future and be subject to redemption by New Dreyer's at the request of Nestle at $88 per share during a specified period in the future.

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Dreyer's manufactures and distributes a full spectrum of ice cream and frozen dessert products. The company's products are marketed under the Dreyer's brand name throughout the western states and Texas, and under the Edy's(R) name throughout the remainder of the United States. Dreyer's (together with Edy's) is the best selling brand of packaged ice cream in the country. Internationally, the Dreyer's brand extends to select markets in the Far East and the Edy's brand to the Caribbean and South America. Brands currently manufactured and distributed by Dreyer's include Grand, Grand Light(R), Homemade, Dreamery(R), Whole Fruit(TM) Sorbet, M&M/Mars, Starbucks(R), Godiva(R) and Healthy Choice(R). For more information on the company, please visit www.dreyersinc.com.
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Edy's, the Dreyer's and Edy's logo design, Dreamery, Grand Light, Homemade,
Whole Fruit, are all trademarks or tradenames of Dreyer's Grand Ice Cream, Inc. All other trademarks and tradenames are owned by their respective companies.

For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545